Exhibit 99.1

Behringer Harvard Acquires Three High-Tech Buildings

in Santa Clara

DALLAS, May 7, 2007 – Behringer Harvard announced today that it has acquired Santa Clara Tech Center, a three-building complex on 22.8 acres in Santa Clara, one of the most desirable locations for data centers in the Silicon Valley. The properties, located at 700, 750 and 800 Central Expressway, are high-quality buildings totaling 456,000 square feet.

“With its campus-style environment, flexible floor plans, ample surface parking and proximity to numerous amenities, Santa Clara Tech Center is positioned for strong investment performance,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “These three properties are an excellent complement to our real estate portfolio, and we are pleased to build our presence in Northern California.”

Two of the buildings are leased to Hitachi Data Systems, Japan’s largest electronics company. Constructed in 1984, the properties later benefited from extensive interior and exterior improvements by a previous tenant. Behringer Harvard plans to convert the third building, 800 Central Expressway, into a data center to capitalize on these improvements and on the market’s increasing need for new high-speed data network facilities. Substantial capital has also been invested recently to refurbish the campus, adding numerous water features and outside seating areas.

The properties’ location at the corner of Central Expressway and Lafayette Street provides tenants with superb access to neighboring residential communities, downtown San Jose, Westfield Mall, Santana Row and Mineta San Jose International Airport.

The Bay Area has a history of innovation and the ability to attract intellectual capital. Some of the most respected and recognized corporations are located in the San Francisco Bay Area including Hewlett-Packard, Intel, Cisco, Apple and Sun Microsystems.

The Santa Clara Tech Center properties were acquired by Behringer Harvard Opportunity REIT I, Inc., which also owns equity and debt investments in assets located in Texas, Nevada, Minnesota, Massachusetts, Missouri and Virginia.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President – Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318